Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the Registration Statement Nos. 333-28933, 333-40356, 333-89966, 333-97571, 333-110703, 333-115987, 333-125461, 333-134749 and 333-143048 on Form S-8, No. 333-118782 on Form S-4, and No. 333-133026 on Form S-3 of our reports dated February 25, 2008, with respect to the consolidated financial statements and schedule of Itron, Inc. and the effectiveness of internal control over financial reporting of Itron Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
Seattle, Washington
February 25, 2008